                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

                                  Avnet, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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

                                  AVNET, INC.

                                   ----------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                   ----------

                     To Be Held Wednesday, November 19, 1997

TO ALL SHAREHOLDERS OF AVNET, INC.:

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of AVNET, INC., a New York corporation ("Avnet"), will be held at The Waldorf-Astoria, 301 Park Avenue, New York, New York 10022, on Wednesday, November 19, 1997 at 10:30 A.M. Eastern Standard Time, for the following purposes:

      1. To elect twelve directors to serve until the next Annual Meeting and until their successors have been elected and qualified.

      2. To consider a proposal to approve and adopt the Avnet 1997 Stock Option Plan.

      3. To consider a proposal to authorize an amendment to the Certificate of Incorporation of Avnet increasing the number of authorized shares of Common Stock from 60,000,000 to 120,000,000.

      4. To consider a proposal to approve incentive compensation terms for a key executive.

      5. To ratify the appointment of Arthur Andersen LLP as independent public accountants to audit the books of Avnet for the fiscal year ending June 26, 1998.

      5. To take action with respect to such other matters as may properly come before the Annual Meeting or any adjournment thereof.

      The Board of Directors has fixed the close of business on October 3, 1997 as the record date for the Annual Meeting. Only holders of shares of Avnet's Common Stock of record at the close of business on such date shall be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

                                       By Order of the Board of Directors


                                       DAVID R. BIRK
                                       Secretary
October 10, 1997

                                   AVNET, INC.
                               80 Cutter Mill Road
                           Great Neck, New York 11021

                                   ----------

                                 PROXY STATEMENT

                             Dated October 10, 1997

                                   ----------

                       For Annual Meeting of Shareholders
                          To Be Held November 19, 1997

      This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Avnet, Inc. ("Avnet") for use at the Annual Meeting of Shareholders to be held on November 19, 1997, and at any and all adjournments thereof (the "Annual Meeting"), with respect to the matters referred to in the accompanying notice. A form of proxy is enclosed herewith. Any shareholder who executes and returns the proxy in the enclosed return envelope may revoke such proxy by written notice of revocation, provided it is received by the Secretary of Avnet at the address set forth above at any time prior to the Annual Meeting, by submission at such address of another proxy bearing a later date, or by voting in person at the Annual Meeting. The approximate date on which this proxy statement and the enclosed form of proxy are first being sent or given to shareholders is October 10, 1997.

      Only holders of record of outstanding shares of Avnet's Common Stock at the close of business on October 3, 1997 are entitled to notice of and to vote at the Annual Meeting. Each shareholder is entitled to one vote per share held of record. The aggregate number of shares of Avnet's Common Stock outstanding (net of treasury shares) at October 3, 1997 was __________, comprising all of Avnet's capital stock outstanding as of that date.

                              ELECTION OF DIRECTORS

      Twelve directors are to be elected at the Annual Meeting to hold office until the next Annual Meeting of Shareholders and until their successors have been elected and qualified. It is the intention of the persons named in the enclosed form of proxy to vote each properly signed and returned proxy (unless otherwise directed by the shareholder executing such proxy) for the election as directors of Avnet of the twelve persons listed below. Each of such persons has consented to being named herein and to serve if elected.

      Directors will be elected by a plurality of the votes properly cast (in person or by proxy) at the Annual Meeting. Thus, shareholders who do not vote, or who withhold their vote from one or more nominees below and do not vote for another person, will not affect the outcome of the election provided that a quorum is present at the Annual Meeting. Brokers who hold shares of Common Stock as nominees will have discretionary authority to vote such shares if they have not received voting instructions from the beneficial owners by the tenth day before the Annual Meeting, provided that this proxy statement has been transmitted to the beneficial owners at least fifteen (15) days before the Annual Meeting.

      All of the nominees were elected directors at the Annual Meeting of Shareholders held on November 20, 1996, except for J. Veronica Biggins, who was appointed a director by the Board of Directors as of January 24, 1997. In case any of the nominees below should become unavailable for election for any presently unforeseen reason, the persons named in the enclosed form of proxy will have the right to use their discretion to vote for a substitute or to vote for the remaining nominees and leave a vacancy on the Board of Directors. Under the By-Laws of Avnet, any such vacancy may be filled by a majority vote of the directors then in office or by the shareholders at any meeting thereof. Avnet's By-Laws also empower the Board of Directors to fix the number of directors from time to time to be in office.

      The information set forth below as to the age, principal occupation and other directorships of each nominee has been furnished to Avnet by such nominee.

                                 Year First      Principal Occupation During
                                 Elected A       Last Five Years; also Other
      Name                   Age  Director  Current Public Company Directorships
      ----                   ---  --------  ------------------------------------

Eleanor Baum(a)(b)            57    1994    Dean of the School of Engineering of
                                            The Cooper Union, New York, NY; also
                                            a Director of Allegheny Power System
                                            Corporation and U.S. Trust
                                            Corporation. Since January 1997
                                            President of Accreditation Board
                                            for Engineering and Technology and
                                            Vice Chairman, New York Academy of
                                            Sciences.

---------------------------------------
(a)   Member of the Audit Committee
(b)   Member of the Executive Committee

                                 Year First      Principal Occupation During
                                 Elected A       Last Five Years; also Other
      Name                   Age  Director  Current Public Company Directorships
      ----                   ---  --------  ------------------------------------

Gerald J. Berkman(a)(b)(c)    71    1989    Retired Senior Partner of Berkman &
                                            Leff, stock brokers; stock
                                            specialist, American Stock Exchange.

J. Veronica Biggins           51    1997    Partner (since March 1995) at
                                            Heidrick & Struggles, an executive
                                            search firm; also a Director of
                                            National Data Corporation, Cameron
                                            Asley Building Products, Inc.,
                                            Morrison Fresh Cooking, Inc.,
                                            Chairman of the Czech and Slovak
                                            American Enterprise Development
                                            Fund, which is funded by the U. S.
                                            Government SEED Act; prior thereto,
                                            Assistant to the President of the
                                            United States and Director of
                                            Presidential Personnel at the White
                                            House (from January 1994 until
                                            February 1995); and an Executive
                                            Vice President of NationsBank (with
                                            the bank from June 1974 through
                                            January 1994).

Joseph F. Caligiuri(b)(c)     69    1992    Executive Vice President (retired
                                            April 1993) of Litton Industries,
                                            Inc., a technology-based company
                                            providing resource exploration
                                            services, industrial automation
                                            systems and advanced electronic and
                                            defense systems to the United States
                                            and world markets; also a Director
                                            of The Titan Corporation and
                                            PerImmune, Inc.

----------------------------------
(a)   Member of the Audit Committee.
(b)   Member of the Executive Committee.
(c)   Member of the Executive Incentive and
      Compensation Committee.

                                 Year First      Principal Occupation During
                                 Elected A       Last Five Years; also Other
      Name                   Age  Director  Current Public Company Directorships
      ----                   ---  --------  ------------------------------------

Ehud Houminer(a)(b)           57    1993    Professor and Executive-in-Residence
                                            at Columbia Business School,
                                            Columbia University, New York, NY
                                            and (since January 1996) a principal
                                            of Lear, Yavitz and Associates, a
                                            management consulting firm;
                                            previously an executive of Philip
                                            Morris Companies Inc., and
                                            consultant to Bear Stearns & Co.,
                                            Inc. (February 1992 through March
                                            1995); also a Director of various
                                            Dreyfus mutual funds, Five Stars
                                            Food Service Inc., and W&H Gidden
                                            Ltd. (London, England).

Leon Machiz(b)(d)             73    1968    Chairman of the Board and Chief
                                            Executive Officer of Avnet.

Salvatore J.Nuzzo(a)(b)(c)(d) 66    1982    Chairman and CEO (since May 1996) of
                                            Datron Inc., a manufacturer of
                                            aerospace and defense products;
                                            Chairman of the Board (since March
                                            1994) of Marine Mechanical Corp., a
                                            manufacturer of defense products;
                                            also Chairman of the Board and
                                            Director of SL Industries, Inc., a
                                            manufacturer of
                                            industrial/communications products;
                                            Director (since March 1997) of
                                            Gitchaer Systems, Inc., prior to
                                            March 1994, Chairman of the Board
                                            (from March 1991) and Chief
                                            Executive Officer (from March 1991
                                            until December 1992) of Technautics
                                            Corporation, a manufacturer of
                                            defense/aerospace products.


------------------------------------
(a)   Member of the Audit Committee.
(b)   Member of the Executive Committee.
(c)   Member of the Executive Incentive and Compensation Committee.
(d)   Member of the Nominating Committee.

                                 Year First      Principal Occupation During
                                 Elected A       Last Five Years; also Other
      Name                   Age  Director  Current Public Company Directorships
      ----                   ---  --------  ------------------------------------

Frederic Salerno(b)(c)(d)     54    1993    Senior EVP & CFO/Strategy & Business
                                            Development and a Director of Bell
                                            Atlantic (since August 1997), the
                                            successor company of the NYNEX
                                            Corporation/Bell Atlantic merger;
                                            previously Director and Vice
                                            Chairman of the Board of NYNEX
                                            Corporation, a telecommunications
                                            company (from March 1991 to July
                                            1997); President of NYNEX
                                            Corporation's Worldwide Services
                                            Group (from March 1991 to March
                                            1994); also a director of Bear
                                            Stearns & Co., Inc., Telecom Asia
                                            (an affiliate of NYNEX), Viacom
                                            Inc., Orange and Rockland Utilities,
                                            Inc. and Avenor, Inc.

David Shaw                    71    1990    Consultant to Avnet; previously
                                            Senior Vice President (retired June
                                            1993) of Avnet and an executive
                                            officer of Avnet's Electronic
                                            Marketing Group.

Roy Vallee(b)(d)              45    1991    Vice Chairman of the Board of Avnet
                                            (since November 1992) and President
                                            and Chief Operating Officer of Avnet
                                            (since March 1992); prior thereto,
                                            Senior Vice President of Avnet and
                                            President of Avnet's Hamilton/Avnet
                                            Electronics division.

------------------------------------
(a)   Member of the Audit Committee.
(b)   Member of the Executive Committee.
(c)   Member of the Executive Incentive and Compensation Committee.
(d)   Member of the Nominating Committee.

                                 Year First      Principal Occupation During
                                 Elected A       Last Five Years; also Other
      Name                   Age  Director  Current Public Company Directorships
      ----                   ---  --------  ------------------------------------

Keith Williams                49    1994    Senior Vice President of Avnet
                                            (since November 1993) and President
                                            of Avnet's International Electronic
                                            Marketing Group (since February
                                            1994); prior thereto, Director of
                                            International Operations for Avnet's
                                            Electronic Marketing Group (from
                                            October 1993 to February 1994), Vice
                                            President of Avnet (from November
                                            1992 to November 1993), President
                                            and Managing Director of Avnet's
                                            European Electronic Marketing Group
                                            (from November 1992 until October
                                            1993), Manager of Avnet's European
                                            Operations (from July 1991 to
                                            November 1992).

Frederick S. Wood(a)(b)(c)(d) 69    1992    Consultant to General Dynamics
                                            Corporation, a supplier to the
                                            United States Defense Department and
                                            the aerospace industry.

--------------------------------------
(a)   Member of the Audit Committee.
(b)   Member of the Executive Committee.
(c)   Member of the Executive Incentive and Compensation Committee.
(d)   Member of the Nominating Committee.

The Board of Directors and Certain of its Committees

      Avnet's Board of Directors held six meetings during fiscal 1997: the annual organizational meeting (which occurs shortly after the Annual Meeting of Shareholders) and five regularly scheduled meetings. The Board of Directors has appointed committees, including an Audit Committee, an Executive Incentive and Compensation Committee, a Nominating Committee and an Executive Committee, to carry out certain particular responsibilities.

      The Audit Committee is charged with maintaining communication between the full Board and Avnet's independent public accountants, reviewing the status of the annual audit prior to its completion and determining the nature and extent of any problems warranting consideration by the full Board, reviewing any disagreements that have not been resolved to the satisfaction of both management and the independent public accountants, evaluating the adequacy and effectiveness of Avnet's internal accounting controls and reporting to the full Board with respect thereto. The Audit Committee also reviews quarterly financial statements. The Audit Committee met five times in fiscal 1997.

      The Executive Incentive and Compensation Committee administers Avnet's stock option plans and incentive stock program and is responsible for reviewing and approving compensation of the Chief Executive Officer, the four other most highly paid executive officers and other executives whose total cash compensation is greater than $500,000 per year. The Executive Incentive and Compensation Committee met three times in fiscal 1997.

      The Nominating Committee is charged with considering, screening and recommending to the Board of Directors appropriate candidates for nomination to be elected and/or re-elected as directors of Avnet by the shareholders of Avnet or for election by the Board of Directors between shareholder meetings. The Nominating Committee will consider other recommendations only from persons solicited by the Committee. The Nominating Committee met twice in fiscal 1997.

      The Executive Committee is charged with the authority of the full Board and, between meetings of the Board, is authorized to exercise the powers of the Board in the management of the business affairs of Avnet subject to limitations prescribed by law. The Executive Committee met six times in fiscal 1997.

      During fiscal 1997, each incumbent director attended at least 75% of the combined number of meetings of the Board and of the committees (if any) on which such director served.

Compensation of Directors

      Directors of Avnet who are also officers or employees of Avnet do not receive special or additional remuneration for service on the Board of Directors or any of its committees. Each non-employee director elected for the first time prior to January 1997 other than Mr. Shaw receives an annual retainer fee of $15,000 for serving on the Board. Each non-employee director elected for the first time in or after January 1997 receives an annual retainer fee of $20,000 for serving on the Board. In addition, each non-employee director receives an annual retainer fee of $3,000 for each committee on which he or she serves, and an additional $3,000 for each committee on which he or she serves as chairman. The maximum aggregate annual fee for a non-employee director elected for the first time prior to January 1997 is $24,000. The maximum aggregate annual fee for a non-employee director elected for the first time in or after January 1997 is $29,000. Each non-employee director other than Mr. Shaw is also paid $1,000 per meeting for each meeting of the Board attended by such director. In addition, under the Outside Directors' Stock Bonus Plan, non-employee directors other than Mr. Shaw are awarded 300 shares of Avnet Common Stock upon their re-election each year; provided that the value of such shares at the time of delivery may not exceed $24,000. Additionally, under the Avnet Deferred Compensation Plan for Outside Directors, which was approved by the shareholders at the 1996 Annual Meeting, all fees payable in cash, other than meeting fees, to a non-employee director of Avnet during a plan year for service as a member of the Board of Directors or any committees thereof, may be deferred in the form of cash or in Avnet Common Stock equivalent units known as "phantom share units" or "PSUs". Fees deferred in the form of PSUs are translated into PSUs by dividing the amount of fees deferred by the average market value of a share of Avnet Common Stock. Compensation deferred as cash is credited at the end of each calendar month with interest at a rate corresponding to the average rate of interest on U.S. Treasury 10-year Notes on the first day of that calendar month. Compensation deferred under the Plan, and additional PSUs or interest credited thereon, will be payable to a director (i) upon cessation of membership on Avnet's Board of Directors, in ten annual installments or, at the director's election (which must be made within twenty-four (24) months prior to the date on which the director ceases to be a member of the Board), in annual installments not exceeding ten or in a single lump sum or (ii) upon a change in control of Avnet, in a single lump sum. PSUs are payable in Avnet Common Stock with cash payment made for fractional shares. In the event of the death of a director before receipt of all required payments, all remaining payments shall be made to the director's designated beneficiary.

      In May 1996, the Board of Directors decided to terminate the Retirement Plan for Outside Directors of Avnet, Inc. (the "Retirement Plan") with respect to outside directors elected for the first time after May 21, 1996. Therefore, while members of the Board of Directors as of May 21, 1996 are still entitled to accrue benefits under the Retirement Plan, Board members elected for the first time thereafter are not eligible to participate in the Retirement Plan. The Retirement Plan provides retirement income for eligible directors who are not officers, employees or affiliates (except by reason of being a director) of Avnet (the "Outside Directors"). The Retirement Plan entitles any eligible Outside Director who has completed six years or more of active service to an annual cash retirement benefit equal to the annual retainer fee (including committee fees) during the Outside Director's last year of active service, payable in equal monthly installments for a period of from two to ten years depending on length of service, with payments beginning on the date which is the later of such director's 65th birthday or his or her retirement date. The Retirement Plan also provides for automatic retirement of Outside Directors at age 72 or, in the case of Outside Directors serving on the Board on the Retirement Plan's effective date, July 1, 1992, age 75. The surviving spouse of any deceased Outside Director is entitled to 50% of any remaining unpaid retirement benefit.

      Avnet has a consulting agreement with David Shaw which expires on June 30, 1998. Mr. Shaw is paid $50,000 per annum for performing consulting and advisory services for Avnet. In addition, Mr. Shaw receives certain medical insurance benefits. The agreement restricts Mr. Shaw during its term from providing services to or acquiring a ten percent (10%) or more interest in any business competitive with Avnet in the electronic distribution business or with any of Avnet's suppliers which also sells products to Avnet's competitors or any representative firm which represents Avnet and also represents any of Avnet's competitors.

Security Ownership of Management and Others

      The following table sets forth information with respect to the Avnet Common Stock beneficially owned at August 31, 1997 by each director of Avnet and by each of the executive officers named in the Summary Compensation Table set forth on page ____ (in each case, the number of shares represents less than 1% of Avnet's outstanding common stock), and by all directors and executive officers as a group. Except where specifically noted in the table, all the shares listed for a person or the group are directly held by such person or group members, with sole voting and dispositive power. The table includes shares owned by (i) spouses, minor children and certain relatives, and (ii) trusts, custodianships and other entities as to which the persons have the power to direct the voting or disposition of securities. The table also includes shares covered by stock options which have or will first become exercisable through December 31, 1997. The table does not reflect undelivered awards of restricted stock under the Avnet Incentive Stock Program. Also, the table does not include PSUs held for the account of non-employee directors under the Deferred Compensation Plan for Outside Directors (see "Compensation of Directors" above).

                                                         Amount and Nature
                                    Name                   of Beneficial
                                                            Ownership
Eleanor Baum.............................................      950
Gerald J. Berkman........................................      -0-
J. Veronica Biggins......................................      -0-
Joseph F. Caligiuri......................................    2,050  (T,S)
Steven C. Church.........................................    3,891
                                                            41,500  (O)
Sylvester D. Herlihy.....................................    3,319
                                                               246  (T)
Ehud Houminer............................................    2,800
Burton Katz..............................................    1,226
                                                             8,750  (O)
Leon Machiz..............................................   26,233
                                                           181,250  (O)
Salvatore J. Nuzzo.......................................    3,800
Frederic Salerno ........................................      800
David Shaw...............................................   20,000
Roy Vallee...............................................    3,924
                                                             1,856  (T,S)
                                                           213,750  (O)
Richard R. Ward .........................................    4,093
                                                            24,250  (O)
Keith Williams...........................................    1,824
                                                            42,500  (O)
Frederick S. Wood........................................    1,300  (T)
Directors and Executive Officers as a Group (23 persons)    93,017
                                                             1,546  (T)
                                                             3,906  (T,S)
                                                           636,546  (O)
                                                           -------
                                                           735,015  [___% of the
                                                                    outstanding]

-------------------------------
(T) Shares owned by trusts and other entities as to which the person has the power to direct voting and disposition.
(S) Shares as to which the person shares voting and/or dispositive power with others.
(O)   Shares issuable upon exercise of stock options.

      The only person or group known by Avnet to own more than 5% of the outstanding shares of Avnet Common Stock is Sanford C. Bernstein & Co., Inc., a registered investment advisor and broker/dealer, with offices at 767 Fifth Avenue, New York, New York 10153. Information as to such beneficial ownership was obtained from Schedule 13G dated January 30, 1997, filed with the Securities and Exchange Commission by Sanford C. Bernstein & Co., Inc. which disclosed that Sanford C. Bernstein & Co., Inc. was then beneficial owner of 4,067,944 shares of Common Stock (approximately 9.4% of those then outstanding), including 2,073,900 shares as to which it had sole voting power, 530,206 shares as to which it had shared voting power, and 4,067,944 shares as to which it had sole dispositive power. Such filing further discloses that the shares were acquired in the ordinary course of business and were not acquired for the purpose of, and do not have the effect of, changing or influencing the control of Avnet, and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

      Section 16(a) Beneficial Ownership and Reporting Compliance

      Pursuant to Section 16(a) of the Securities Exchange Act of 1934, Avnet's directors, executive officers and beneficial owners of more than 10% of the outstanding Common Stock are required to file reports with the Securities and Exchange Commission, the New York Stock Exchange and the Pacific Stock Exchange concerning their ownership of and transactions in Avnet Common Stock; such persons are also required to furnish Avnet with copies of such reports. Based solely on the reports and related information furnished to Avnet, Avnet believes that in fiscal 1997 all such filing requirements were complied with in a timely manner by all directors and executive officers, except that Joseph F. Caligiuri, a director of the Company, did not timely file one report for a disposition by gift of 250 shares of Common Stock to a family trust. The gift has since been duly reported.

Compensation of Avnet Management

      The following table sets forth information concerning the total compensation during Avnet's last three fiscal years of its Chief Executive Officer and its four other executive officers who had the highest individual aggregates of salary and bonus during Avnet's fiscal year ended June 27, 1997:

                           SUMMARY COMPENSATION TABLE

                                               Annual Compensation      Long-Term    Compensation
                                                                        Restricted    Securities
            Name and               Fiscal                                 Stock       Underlying        All Other
       principal position           Year      Salary         Bonus       Awards(1)     Options(#)     Compensation(2)
       ------------------           ----      ------         -----       ---------     ----------     ------------
Leon Machiz,                        1997    $1,000,000    $1,125,000      $275,100       225,000         $9,852
  Chairman of the Board and Chief   1996     1,000,000     1,160,000       205,000            --          8,932
  Executive Officer                 1995     1,000,000       660,000       146,500       100,000          8,097

Roy Vallee,                         1997       600,000       700,000       189,623       100,000          1,048
  Vice Chairman, President and      1996       600,000       724,000       141,040        25,000            953
  Chief Operating Officer           1995       500,000       364,000       100,792       100,000         33,946

Steven C. Church,                   1997       360,000       262,260        98,250        20,000            995
  Senior Vice President             1996       300,000       241,229        76,875        15,000            920
                                    1995       250,000       249,481        54,938            --            485

Richard Ward,                       1997       250,000       339,189        49,125        12,000          1,742
  Senior Vice President             1996       250,000       161,638        25,625         7,500          1,484
                                    1995       250,000       102,297        18,313        10,000          1,326

Burton Katz,                        1997       265,000       189,210        68,775        10,000          1,948
  Senior Vice President             1996       250,000       158,854        63,550        10,000          1,676
                                    1995       220,000       194,298        49,078        10,000         22,607

---------------------
(1) The dollar values of the restricted stock awards shown in this table are based on the closing price of a share of Common Stock on the date on which the restricted stock awards were made. The number of shares of restricted stock awarded to each person named in the table during fiscal year 1997 was as follows: Mr. Machiz - 5,600 shares; Mr. Vallee - 3,860 shares; Mr. Church - 2,000 shares; Mr. Ward - 1,000 shares; and Mr. Katz - 1,400 shares. These restricted shares vested and will vest in four equal installments in January 1997, 1998, 1999 and 2000. A holder of undelivered restricted stock awards is not entitled to receive dividends paid on, or to any other rights of a shareholder with respect to, the Common
      Stock underlying such awards. The aggregate number of shares of allocated but undelivered restricted stock at Avnet's 1997 fiscal year-end (June 27, 1997) and the value of such shares (based on the closing price of a share of Common Stock on that date) are as follows: Mr. Machiz - 7,200 shares ($430,200); Mr. Vallee - 4,959 shares ($296,300); Mr. Church -
      2,625 shares ($156,844); Mr. Ward - 1,125 shares ($67,219); and Mr. Katz -
      2,005 shares ($119,799).

(2) Consists of premiums paid by Avnet for the insurance benefits to the persons named in the table under the executive group life insurance program described on page __; in the case of Mr. Vallee, the figure for 1995 includes the payment of $33,077 made in fiscal 1995 in respect of accrued but unused vacation; in the case of Mr. Katz, the figure for 1995 includes the payment of $21,348 made in fiscal 1995 in respect of accrued but unused vacation.

Options

      The following table sets forth information concerning grants of stock options during Avnet's fiscal year ended June 27, 1997 to each of Avnet's executive officers named in the Summary Compensation Table:

                                         OPTION GRANTS IN LAST FISCAL YEAR

                                                 Individual Grants
                            ===========================================================
                                                                                          Potential Realizable Value at
                             Number of     Total                                           Assumed Annual Rates of
                            Securities    Options                                          Stock Appreciation for
                            Underlying   Granted to                Market                        Option Term
                              Options    Employees    Exercise    Price on                =============================
           Name               Granted        in       Price per   Date of    Expiration
                              (#)(1)    Fiscal Year     Share      Grant        Date           5%           10%
=======================================================================================================================
Leon Machiz ............      125,000      18.9        $48.75      $48.75      9/17/2006   $3,833,000   $9,713,500
                              100,000      15.1         62.50       62.50      5/29/2007    3,931,300    9,962,500

Roy Vallee .............      100,000      15.1         48.75       48.75      9/17/2006    3,066,400    7,770,800

Steven C. Church .......       20,000       3.0         48.75       48.75      9/17/2006      613,280    1,554,160

Richard Ward ...........       12,000       1.8         48.75       48.75      9/17/2006      367,968      932,496

Burton Katz ............       10,000       1.5         48.75       48.75      9/17/2006      306,640      777,080

----------
(1) All of the options granted become exercisable in four cumulative installments on each of the first through fourth anniversary dates of the date of grant.

      The following table sets forth information concerning exercises of stock options during fiscal 1997 by each of Avnet's executive officers named in the Summary Compensation Table and the number and value of options held by them at fiscal year end:

                   AGGREGATED OPTION EXERCISES IN LAST FISCAL
                     YEAR AND FISCAL YEAR-END OPTION VALUES

                                                               Number of Securities
                                                              Underlying Unexercised            Value of Unexercised
                                Shares                              Options at                  In-the-Money Options
                             Acquired on                          Fiscal Year End              at Fiscal Year-End(1)
                               Exercise         Value      ==============================================================
           Name                  (#)          Realized     Exercisable    Unexercisable     Exercisable     Unexercisable
=========================================================================================================================
Leon Machiz ............          --             --          225,000         300,000        $6,934,375       $2,825,000

Roy Vallee .............        1,200        $ 43,056        163,750         181,250         4,885,470        3,091,407

Steven C. Church .......          --             --           30,250          38,750           757,782          569,845

Richard Ward ...........        7,500         262,525         15,625          23,875           383,203          354,234

Burton Katz ............       11,000         506,000         16,250          23,750           376,407          356,094

----------
(1) Value of unexercised options is the difference between the aggregate market value of the underlying shares (based on the average of the high and low prices on June 27, 1997 of $60.125 per share) and the aggregate exercise price for such shares.

Retirement Benefits and Insurance Policies

      The Avnet Pension Plan ("Pension Plan") is a defined benefit plan which covers most United States employees of Avnet, including each of the executive officers named in the Summary Compensation Table. The Pension Plan provides defined benefits including a cash balance feature whereby a participant accumulates a cash balance benefit based upon a percentage of salary and interest credits which varies with age. The accumulated cash balance benefit is approximately equal to the actuarial present value of a deferred annuity benefit determined by aggregating 2% of pensionable remuneration for each year of credited service. In general, pensionable remuneration includes base salary, commissions, royalties, cash incentive compensation and contractual deferred compensation. No benefit is accrued under the Pension Plan in respect of remuneration exceeding $100,000 in any year. There is no direct deduction under the Pension Plan for social security or other benefits.

      The following table sets forth estimated annual retirement benefits payable under the Pension Plan for each of the executive officers of Avnet named in the Summary Compensation Table, assuming that (i) each such executive officer currently under age 65 retires at age 65, (ii) current pensionable remuneration for each such executive officer remains unchanged until retirement, (iii) benefits under the Pension Plan are not altered prior to retirement and (iv) all actuarial costs and expenses of the Pension Plan are paid by the Pension Plan:

                                                                 Estimated
                                                                   Annual
                                                             Retirement Benefit
                                                             ------------------

Leon Machiz...............................................      $  4,070(1)
Roy Vallee ...............................................        77,340
Steven C. Church..........................................        46,000
Richard Ward. . ..........................................        48,866
Burton Katz...............................................        55,865

----------
(1) This is Mr. Machiz's actual annual benefit accrual as of June 27, 1997. During fiscal 1997, Mr. Machiz received a lump-sum payment of $37,811 representing the present value of his accrued retirement benefit at December 31, 1995, which payment was made pursuant to Section 401(a)(9)(C) of the Internal Revenue Code of 1986, as amended.

      Avnet pays the premiums in respect of an executive group life insurance program which provides for: (1) payment of a death benefit to the designated beneficiary of each participating officer in an amount equal to twice the yearly earnings (including salary and cash incentive compensation) of such officer; (2) payment to Avnet, upon the death of a participating officer, of the amount by which the benefit payable by the insurer under the particular policy exceeds the death benefit payable to such officer's beneficiary; (3) a right to receive from Avnet a supplemental retirement benefit (if the officer has satisfied certain age and service requirements) payable annually to such officer or his or her beneficiary for ten years in an amount not to exceed 36% of the officer's eligible compensation; and (4) payment to Avnet upon the death of an officer who elects to receive supplemental retirement benefits of the full amount payable by the insurer under the particular policy. For purposes of clause (3) in the preceding sentence, the eligible compensation of the executive officers named in the Summary Compensation Table is as follows: Mr. Machiz - $2,142,500;
Mr. Vallee -$1,312,000; Mr. Church - $581,745; Mr. Ward - $500,414; and
Mr. Katz - $434,254.

      As permitted by Section 726 of the Business Corporation Law of New York, Avnet has in force directors' and officers' liability insurance and corporate reimbursement insurance, written by Federal Insurance Company (a Chubb Company), by Columbia Casualty Co. and by National Union Insurance Company, for the three-year period which commenced on August 1, 1997 at a total cost of $820,000. The policy insures Avnet against losses from claims against its directors and officers when they are entitled to indemnification by Avnet, and insures Avnet's directors and officers against certain losses from claims against them in their official capacities. All duly elected directors and officers of Avnet are covered under this insurance.

Employment Contracts

      In June 1996, Avnet entered into a restated employment agreement (the "Agreement") with Leon Machiz (Chairman of the Board and Chief Executive Officer of Avnet) which consolidated and restated Mr. Machiz's existing employment agreement. Under the terms of the Agreement which expires on June 26, 1998 (subject to earlier termination by Mr. Machiz as described below) Mr. Machiz is to receive an annual base salary of $1,000,000 and additional compensation per year equal to $5,000 for each one cent by which Avnet's net earnings per share (before unusual and/or infrequent items) for that year on a fully-diluted basis exceed $2.00 (with a fixed amount equal to the greatest of (i) $250,000, (ii) the average of the incentive compensation earned in the preceding two fiscal years or (iii) incentive compensation paid to Mr. Machiz for the full fiscal year completed most recently prior to the date of consummation, in the event of a business combination transaction which makes it impracticable to calculate Avnet's net earnings). Such additional compensation as shown in the bonus column of the Summary Compensation Table was $1,125,000 in fiscal 1997 based on Avnet's fiscal 1997 earnings of $4.25 per share (on a fully diluted basis) as adjusted to exclude the effect on net earnings of the amount accrued in fiscal 1997 for Mr. Machiz's incentive compensation. Mr. Machiz has the right to terminate his full-time employment if a majority of the Board of Directors of Avnet shall be elected by any single person, entity or group which owns or controls voting rights to a majority of Avnet's then outstanding stock. In addition, Mr. Machiz will be retained as a consultant and advisor to Avnet, at an annual salary of $250,000, (i) for a period of five years, if Mr. Machiz exercises his above-mentioned right to terminate his full-time employment, or (ii) for so much of the period from June 27, 1998 to June 26, 2003, during which he is not employed full-time by Avnet. Avnet has also agreed that (i) if Mr. Machiz becomes permanently and totally disabled during the period of his full-time employment, he will be paid by Avnet for the balance of his lifetime an annual disability benefit of $350,000, and (ii) if Avnet ceases to use his services as an employee at a time when Mr. Machiz is not disabled, Avnet will pay to him for the balance of his lifetime (or to his estate in the event of his death) an annual post-employment benefit of $100,000 (in the event of his death a minimum of $1,000,000) plus certain medical and (if applicable) life insurance benefits.

      Pursuant to his current employment agreement with Avnet, which expires on June 26, 1998, Roy Vallee (Vice Chairman, President and Chief Operating Officer of Avnet) receives an annual base salary of $600,000 and additional compensation per year equal to (i) $1,000 for each one cent by which Avnet's net earnings per share (before unusual and/or infrequent items) on a fully-diluted basis for that year exceed $1.00 and are less than or equal to $2.00, plus (ii) $2,000 for each one cent by which Avnet's net earnings per share (before unusual and/or infrequent items) on a fully-diluted basis for that year exceed $2.00 and are less than or equal to $3.00, plus (iii) $3,000 for each one cent by which Avnet's net earnings per share (before unusual and/or infrequent items) on a fully-diluted basis for that year exceed $3.00 and are less than or equal to $4.00, plus (iv) $4,000 for each one cent by which Avnet's net earnings per share (before unusual and/or infrequent items) on a fully-diluted basis for that year exceed $4.00 and are less than or equal to $5.00, plus (v) $5,000 for each one cent by which Avnet's net earnings per share (before unusual and/or infrequent items) on a fully-diluted basis for that year exceed $5.00. Avnet has also agreed that if Mr. Vallee becomes permanently and totally disabled on or prior to June 26, 1998, he will be paid by Avnet through the earlier of the date of cessation of such disability or his death an annual disability benefit of $250,000. Avnet has the option to retain Mr. Vallee as a consultant for up to twenty-four consecutive months immediately following the termination of the contract or his employment with Avnet, during which time he will be compensated at a rate equal to the average of the base and incentive compensation earned by him during the twelve-month period immediately preceding his termination as an employee. Mr. Vallee may terminate his contract if someone other than Leon Machiz becomes Chairman and Chief Executive Officer of Avnet.

      In September 1997, Avnet and Mr. Vallee also entered into a new employment agreement ("New Agreement") which will become effective upon the expiration of Mr. Vallee's current employment agreement. The term of the New Agreement shall be effective on June 27, 1998 and shall terminate on June 29, 2001. During this period, Mr. Vallee will be engaged to perform the duties of Chief Executive Officer and beginning not later than November 30, 1998, shall be elected to the Office of Chairman of the Board and Chief Executive Officer. Beginning June 27, 1998, Mr. Vallee will receive an annual base salary of $750,000 and incentive compensation as follows: (a) a first incentive bonus in accordance with the following: (i) $4,000 for each one cent by which Avnet's net earnings per share (before unusual and/or infrequent items) on a fully diluted basis for that year exceed $3.00 and are less than or equal to $4.00; (ii) $5,000 for each one cent by which Avnet's net earnings per share (before unusual and/or infrequent items) on a fully diluted basis for that year exceed $4.00 and are less than or equal to $5.00; and (iii) $7,000 for each one cent by which Avnet's net earnings per share (before unusual and/or infrequent items) on a fully diluted basis for that year exceed $5.00; and (b) a second incentive bonus of $10,000 for each one-tenth of a percent by which Avnet's return on capital exceeds 8%. The payment of these incentive bonus sums for fiscal years 1999, 2000 and 2001 is subject to and contingent upon approval by Avnet's shareholders at the Annual Meeting (see pages _____ to _____). In addition, if Mr. Vallee becomes permanently and totally disabled on or prior to June 29, 2001, he will be paid by Avnet through the earlier of the date of cessation of such disability or his death an annual disability benefit of $300,000. Avnet has the option to retain Mr. Vallee as a consultant for up to twenty-four consecutive months immediately following termination of the New Agreement or his employment with Avnet, during which time he will be compensated at a rate equal to the highest base and incentive bonus compensation earned by him in any one year during the three year period prior to the commencement of the consultancy. Mr. Vallee has the right to terminate his full-time employment if a majority of the Board of Directors of Avnet shall be elected by any single person or entity which owns or controls voting rights to a majority of Avnet's then outstanding stock. Additionally, if Avnet notifies Mr. Vallee that it does not intend to renew the New Agreement, and if Avnet fails to engage Mr. Vallee for at least twelve months as a consultant, then Mr. Vallee shall have the option to elect to be engaged as a consultant for such twelve month period.

      Pursuant to his employment agreement with Avnet EMG Ltd. ("EMG") Mr. Williams' employment may be terminated by either Mr. Williams or EMG on three years prior written notice except that EMG may terminate his employment without notice for cause. In the event Mr. Williams fails to give three years' notice of termination, for a period of one year after such termination, Mr.

Williams may not perform services for or acquire an equity interest of 5% or more in any company competitive with EMG or Avnet or any other Avnet affiliate in the United Kingdom or any other country with respect to which Mr. Williams rendered services within the previous twelve months. Mr. Williams' employment agreement does not fix the amount of his base salary or annual incentive compensation. The Company and Mr. Williams have agreed to terminate the current employment agreement and replace it with a new employment agreement, which is expected to be executed shortly.

             Compensation Committee Report on Executive Compensation

      In accordance with the Company's By-Laws, the Executive Incentive and Compensation Committee of the Board of Directors (the "Committee") is responsible for reviewing and approving compensation of the Chief Executive Officer, the four other most highly paid executives and other executives whose total cash compensation (base salary and incentive compensation) is greater than $500,000 per year. In addition, the Committee also sets the policy for, administers and determines all allocations and awards made to Avnet executives under Avnet's long-term compensation plans. All eligible Company employees, including executive officers, may participate in Avnet's long-term compensation plans. All members of the Committee are non-employee directors unaffiliated with management.

      Executive compensation consists of three components -- base salary, annual incentive compensation (bonus) and long-term incentive compensation.

      The base salary of each of the Company's executive officers earning $500,000 or less per year is set annually by such officer's immediate supervisor with the approval of the Chief Executive Officer and/or the President. The base salaries of the Chief Executive Officer, the four other most highly compensated executives and other executives earning greater than $500,000 are determined by the Committee. Base salaries are influenced by a variety of objective and subjective factors. Particular consideration is given to the range of compensation levels for officers of other companies in the electronic distribution industry including, but not limited to, the peer group used in the performance graph appearing on page ____ and companies of similar size to Avnet in a broader range of businesses. There is no precise formula used to set base compensation, and base compensation levels may fall above or below average compensation levels of comparable companies depending upon the management and leadership abilities, level of responsibility and performance of the particular executive.

      In addition to base salary, most executive officers receive annual incentive compensation. For most executive officers, annual incentive compensation is based on the annual net before tax income ("NBTI") of the business units for which such executives are responsible. For each such executive, an annual target incentive compensation is set. A numerical factor ("multiplier") is determined by dividing the executive's annual incentive target by the target NBTI of the applicable business unit. The unit's actual NBTI is then multiplied by the multiplier to yield the executive's incentive compensation. Some executives also receive incentive compensation based upon formulas which take into consideration factors similar to return on capital. Some executives' annual target incentive compensation also includes, either as an additional component or as the sole component, a fixed sum payable upon his or her achievement of one or more goals stated as Management By Objectives, or MBOs, set annually for each such executive.

      Long-term incentive compensation awards are based on the executive's performance in a particular fiscal period. The Company awards long-term incentive compensation pursuant to four shareholder-approved incentive compensation plans: the Avnet Incentive Stock Program, the 1990 Stock Option Plan and 1996 Incentive Stock Option Plan, which are both incentive stock option plans, and the 1995 Stock Option Plan, which is a non-qualified stock option plan.

The Avnet Incentive Stock Program

      The current version of the Avnet Incentive Stock Program (the "Program") was adopted in 1994. The basic framework of the Program provides for annual allocations of restricted shares of the Company's common stock to selected employees of the Company, including executive officers. The Committee makes allocations under the Program in recognition of operating results achieved by the Company as a whole or by particular operating groups or subdivisions in an immediate past fiscal period. Restricted shares allocated under the Program vest in four annual installments, contingent upon continued employment (except in the case of death or retirement of the employee) and subject to acceleration in certain instances in the discretion of the Committee. The Program sets no limits on the number of shares which may be allocated to any single employee, but it is the Committee's policy that allocations to officers of Avnet as a group will not exceed fifty (50%) percent of the total number of shares available for allocation and/or delivery under the Program. The Program also provides that executives to whose applicable remuneration section 162(m) of the Internal Revenue Code of 1986 as amended ("Section 162(m)") is likely to apply (i) must achieve performance goals fixed in advance by the Committee in order to qualify for an award under the Program and (ii) may not be awarded more than 10,000 shares with respect to any fiscal year.

Stock Option Plans

      The Committee periodically grants options under Avnet's stock option plans to officers and other employees in consideration of their contribution to the long-term success of the Company. Unlike the Incentive Stock Program, the Committee does not grant options on a regular schedule based on operating results of the Company but makes awards from time to time in its discretion based on its evaluation of accomplishments achieved by an executive or other employee. The Committee may grant options under the Company's incentive stock option plans, which mandates that grants be made at or above the fair market value of the Company's stock at the date of grant, or under the Company's non-qualified stock option plan, which permits the Committee to grant options having exercise prices discounted by as much as 15% from the fair market value of the Company's stock as of the grant date. The number of shares already held under option by the executive may be taken into account when the Committee makes an award. It was the Committee's policy in fiscal 1997 not to grant to executive officers options at less than fair market value as of the date of grant.

      Shareholders are being asked at the Annual Meeting to approve a new non-qualified Stock Option Plan which is described in detail on pages ___ to
___.

Chief Executive Officer's Compensation

      In fiscal year 1997, the compensation paid to the Company's Chief Executive Officer, Leon Machiz, was determined by a Restated Employment Agreement dated June 29, 1996 (the "Agreement"). The terms of the Agreement are described in detail on pages ___ to ___ . Under the terms of the Agreement, Mr. Machiz received in fiscal 1997 an annual base salary of $1,000,000 and additional incentive compensation of $1,125,000 based upon the Company's achievement of annual net earnings per share (as adjusted to exclude the effect on net earnings of the amount accrued in fiscal 1997 for Mr. Machiz's incentive compensation) in excess of two dollars. The terms for the award of this additional incentive compensation for fiscal years 1996 and after were approved by the shareholders at the 1995 Annual Meeting of Shareholders.

      Additionally, in fiscal 1997 Mr. Machiz was allocated 5,600 shares of restricted stock under the Program which allocation vested and will vest in four equal installments in January 1997, 1998, 1999 and 2000. In setting the performance goals upon which his incentive stock award with respect to fiscal 1997 would be based, the Committee considered a variety of factors, including the continued growth and expansion of the Company's business on a world-wide basis and the successful divestiture of non-core businesses of the Company. Mr. Machiz was also granted options covering 125,000 shares on September 18, 1996 at an exercise price of $48.75 per share and options covering 100,000 shares on May 30, 1997 at an exercise price of $62.50 per share. These grants were made under the Company's 1995 Stock Option Plan and the exercise price for each of these grants was the fair market value of a share of Common Stock on the date of grant. The options are exercisable in four equal annual installments, with the first exercise date commencing after the expiration of one year from the date of grant. The factors considered by the Committee in awarding these grants were the success of Avnet's acquisition program, increase over recent years in sales and net income, the decrease in operating expenses as a percentage of sales and the importance of incentivizing senior management to achieve additional growth and maximize shareholder return. No relative weights were given to the foregoing factors considered by the Committee.

Deductibility of Executive Compensation

      As a matter of policy, the Company has determined not to enter into any compensation arrangement with any of its executive officers which fails at such time to qualify for deductibility under Section 162(m), and the compensation paid to its executive officers in fiscal 1997 which was subject to Section 162(m) qualified for deductibility thereunder.

            Joseph F. Caligiuri, Chairman         Frederic Salerno
            Gerald Berkman                        Frederick Wood
            Salvatore J. Nuzzo

                 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

      The following graph compares the performance of Avnet Common Stock on a cumulative total return basis for the periods indicated with the performance of the Standard & Poor's Composite- 500 Stock Index and a group consisting of Avnet's peer companies in the electronic distribution industry. The companies comprising the peer group are Arrow Electronics, Inc., Bell Industries, Inc., Marshall Electronics, Inc. and Wyle Laboratories. The graph assumes $100 was invested on June 30, 1992 in Avnet, the S&P 500 and the peer group, that all dividends were reinvested and that the peer group was weighted on a stock market capitalization basis at the beginning of the period of each reported data point.

                         INSERT STOCK PERFORMANCE GRAPH

Related Party Transactions

      The Dreyfus Trust Company acts as Trustee of the Avnet 401(k) Plan (the "401(k) Plan"). The 401(k) Plan's funds are invested in six Dreyfus mutual funds and the Avnet Company Stock Fund. As of August 31, 1997, the 401(k) Plan had an aggregate market value of approximately $86,407,847 in the funds. Ehud Houminer, a director of Avnet, is director of various Dreyfus mutual funds including the Dreyfus New Leaders Fund, Inc., one of the Dreyfus funds available to participants in the 401(k) Plan. The 401(k) Plan's investment in the funds is on terms and at a rate of return no less favorable than those made available to other participants in the funds and is not afforded preferential terms or rates on the investments managed by the Dreyfus Trust Company.

                     PROPOSAL TO APPROVE AND ADOPT THE AVNET
                             1997 STOCK OPTION PLAN

      One of the purposes of the Annual Meeting is to consider and take action with respect to the approval and adoption of a 1997 Stock Option Plan (the "1997 Plan").

      On the basis of its experience with Avnet's prior stock option plans, the Board of Directors believes that the capacity to grant stock options assists in attracting high caliber personnel to Avnet and in inducing such personnel to remain in Avnet's employ by virtue of the additional

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
            AMONG AVNET, INC., THE S & P 500 INDEX AND A PEER GROUP

                                [GRAPHIC OMITTED]

*  $100 INVESTED ON 6/30/92 IN STOCK OR INDEX -
   INCLUDING REINVESTMENT OF DIVIDENDS.


                          Graphic produced by Research           22-September-97
                                                                 2676TAV3

Research                                        Total Return - Data Summary

                                      AVT

                                         Cumulative Total Return

                        --------------------------------------------------------
                        6/30/92   6/30/93   7/01/94   6/30/95   6/28/96  6/27/97

Avnet Inc     AVT           100       125       119      184        162      233

PEER GROUP    PPEER2        100       158       165      223        196      236

S & P 500     I500          100       114       115      145        183      247


2676TAV3


22-Sep-97

Research                      Peer Group Total Return Worksheet

                                      AVT

Avnet Inc                                              PEER GROUP 1                            % Peer
                                                                           2676TAV2             Group
Peer Group Cumulative Total Return               Cumulative Total Return                       Mkt Cap
(Weighted Average by Market Value)
                                    --------------------------------------------------------   --------
                                    6/30/92   6/30/93   7/01/94   6/30/95   6/28/96  6/27/97   06/27/97
Peer Group Weighted Average:          100       158       165      223        196      236       100%
                                                                                                3,215

Arrow Electrs Inc       ARW           100       188       195      264        228      281      67.9%
Bell Inds Inc           BI            100       127       154      224        185      207       3.8%
Marshall Inds           MI            100       143       148      224        197      249      15.4%
Wyle Electronics        WYL           100       111       129      217        258      289      12.8%


22-Sep-97
incentive to promote Avnet's success which results from the possession of options to purchase shares of Avnet's Common Stock. The Board has adopted the 1997 Plan and is requesting shareholder approval thereof so that Avnet may continue to have the flexibility to grant either or both "non-qualified" stock options, under the 1995 Stock Option Plan and proposed 1997 Plan, and tax-advantaged "incentive stock options", under Avnet's 1990 Stock Option Plan and 1996 Incentive Stock Option Plan, to regular full-time employees of Avnet or its subsidiaries for whom the additional incentive and potential reward afforded by stock options are from time to time deemed appropriate. The 1997 Plan also gives the Company the ability to grant stock options to (i) persons under consideration for employment by Avnet or its subsidiaries or persons employed by companies whose businesses Avnet may hereafter acquire and (ii) persons employed or retained by Avnet or any of its subsidiaries to render services as a consultant or advisor other than services in connection with the offer or sale of securities in a capital-raising transaction. It is estimated that there are currently about 9,400 employees who may be considered for the grant of options under the 1997 Plan.

      The material features of the 1997 Plan are as follows:

      l. A total of 1,000,000 shares of Avnet's Common Stock ("Common Stock") will be available for the grant of options under the 1997 Plan.

      2. Options granted can cover no more than 150,000 shares of Common Stock per person per calendar year.

      3. Both the aggregate number of shares covered by the 1997 Plan and the number of shares covered by individual options will be appropriately adjusted in the event of stock dividends, recapitalization of the Common Stock, split-ups or combinations of shares, or like capital adjustments.

      4. The shares delivered upon exercise of options under the 1997 Plan may be authorized and unissued shares of Common Stock or shares held in Avnet's treasury.

      5. The 1997 Plan will be administered by a committee (the "Committee") appointed by Avnet's Board of Directors and composed of three or more non-employee directors, none of whom will be eligible for grants under the 1997 Plan. The Committee will have full authority to make grants of options and stock appreciation rights under the 1997 Plan, to construe the 1997 Plan, to prescribe and amend rules and regulations relating thereto, and to make all other determinations in the administration thereof. The members of the Committee will not be eligible to be granted options under the 1997 Plan and must be "outside directors" within the regulations promulgated under Section 162(m) of the Code, and "non-employee directors" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934.

      6. The purchase price per share of Common Stock upon the exercise of each option granted under the 1997 Plan will be at least 85% of the Fair Market Value per share of the Common Stock on the date such option is granted. The "Fair Market Value" of the Common Stock on any date will be the mean between the high and the low sales prices, as reported for New York Stock Exchange composite transactions, at which shares of Common Stock have been sold on such date or, if such date is not a trading date, on the next preceding date for which trading is so reported. On October 3, 1997, the high and the low sales prices of a share of Common Stock for New York Stock Exchange composite transactions were $____ and $____. The purchase price is to be paid for in full in cash or, in the discretion of the Committee, through the delivery of other shares of the Common Stock with a Fair Market Value equal to the total purchase price, or by a combination of cash and shares. Options granted at less than Fair Market Value on the date of grant may only be granted in lieu of other compensation.

      7. Each option granted under the 1997 Plan will not be exercisable until the first anniversary of the dates of grant thereof, thereafter will become exercisable with respect to 25% of the number of shares subject to such option, and upon each succeeding anniversary of the date of grant will become exercisable on a cumulative basis with respect to an additional 25% of the number of shares subject thereto; provided that, in the event of a tender offer by any person, firm or corporation other than Avnet for 50% or more of Avnet's then outstanding Common Stock, the Committee will have authority to accelerate exercisability of any or all options held by optionees then in Avnet's employ so that such options will immediately become exercisable in full and will remain exercisable in full until expiration, termination or withdrawal of such tender offer. To the extent that options granted under the 1997 Plan become exercisable, they may be exercised in whole at any time or in part from time to time prior to surrender, expiration or other termination of such options (or prior to cessation of exercisability thereof in connection with a tender offer, as set forth above).

      8. Each option granted under the 1997 Plan will expire and cease to be exercisable after the day prior to the tenth anniversary of the date of grant thereof.

      9. In the event that any optionee ceases to be employed by Avnet or one of its subsidiaries for any reason other than death, disability, retirement or other reasons determined by the Committee in its sole discretion, all options theretofore granted to such optionee will terminate and cease to be exercisable. If any optionee's employment ceases due to disability, retirement or other reasons determined by the Committee in its sole discretion, all options to the extent then exercisable by such optionee will remain exercisable for a period expiring on the earlier of (a) the day that is three months after the date of such cessation of employment and (b) the expiration date of the option (see 8 above).

      10. Options will not be assignable or transferable except that, in the event of the death of an optionee while in the employ of Avnet or one of its subsidiaries, any option, to the extent then exercisable by such optionee, will remain exercisable by such optionee's legal representative within the period expiring on the earlier of (a) the day that is one year after the date of the optionee's death, and (b) the expiration date of the option (see 8 above).

      11. Shares subject to an option terminated under the provisions of the 1997 Plan or otherwise (except as to terminations resulting from exercise of stock appreciation rights described below) may again be available for future grants of options under the 1997 Plan.

      12. The 1997 Plan will commence on November 20, 1997 and will terminate on November 19, 2007 (except as to options then outstanding thereunder), but may be terminated by the Board of Directors at any prior time.

      13. The Board of Directors of Avnet may amend any and all provisions of the 1997 Plan except that shareholder approval by a majority of the votes cast would be required for any amendment affecting the composition and functioning of the Committee, increasing the aggregate number of shares which may be delivered under the 1997 Plan, decreasing the minimum exercise price per share, or extending the ten year maximum period during which options will be exercisable, or the termination date of the 1997 Plan.

      Avnet will make no charge to income upon the granting or exercise of options under the 1997 Plan, except that, with respect to any option bearing an exercise price per share which is less than the Fair Market Value per share of Common Stock on the particular date of grant, Avnet will record as deferred compensation expense the amount of the difference between the aggregate exercise price of such option and the aggregate Fair Market Value of the shares subject thereto at the date of grant. Such deferred compensation expense will be amortized over the four-year period following the grant of such option (the period during which the services of the particular optionee are expected to be rendered).

      The 1997 Plan provides that any or all options granted thereunder may, in the discretion of the Committee, be accompanied by stock appreciation rights. Stock appreciation rights may not, however, be granted except in tandem with an option simultaneously or previously granted under the 1997 Plan.

      Stock appreciation rights will be exercisable at such times, and subject to such conditions, as the Committee may prescribe at the time of granting such rights, provided that a stock appreciation right cannot be exercised at any time to the extent that the related option is itself not exercisable. The exercise of stock appreciation rights must be accompanied by the surrender of the related option. Upon exercise of a stock appreciation right, the holder of such right will be entitled to receive shares of Common Stock or cash or a combination of shares of Common

Stock and cash having a Fair Market Value at the date of exercise equal to the difference between (i) the aggregate exercise price of the portion of the related option which is being surrendered, and (ii) the Fair Market Value of the shares of Common Stock for which the stock appreciation right is being exercised.

      The Committee will have authority at any time to amend, suspend or terminate any stock appreciation right previously granted.

      The utilization of stock appreciation rights will require an expense accrual by Avnet in each fiscal year for appreciation on the rights which it is anticipated will be exercised and will result in a surrender of related options. The amount of such accrual will be dependent upon the extent to which stock appreciation rights are granted and upon the amounts, if any, by which the Fair Market Value of the Common Stock from time to time exceeds the exercise prices provided for in related options.

Federal Tax Consequences of the 1997 Plan

      No federal income tax will become payable by an optionee as a result of the granting of an option under the 1997 Plan or as a result of its having become exercisable in part or in whole. Upon exercise of such option, the optionee will recognize ordinary income, taxable at ordinary income rates, in an amount equal to the difference between the exercise price of such option and the Fair Market Value of the shares acquired thereby at the date of such exercise.

      No federal income tax will become payable by an optionee as a result of the granting of a stock appreciation right under the 1997 Plan or as a result of its having become exercisable in part or in whole. Upon exercise of such right, the optionee will recognize ordinary income, taxable at ordinary income tax rates, in an amount equal to the amount of cash and/or the Fair Market Value, at the date of such exercise, of the shares received by such optionee as a result of such exercise.

      Upon the subsequent sale of shares received either upon exercise of an option or a stock appreciation right, capital gains taxes will be payable, at the rates applicable to the particular employee, on any amount received by such employee in excess of the amount paid by the employee for such shares, if any, plus the amount recognized by such employee as ordinary income as above set forth, or such employee will be entitled to claim a capital loss on any loss sustained as a result of such sale. The holding period relating to short-term, mid-term and long-term capital gain or loss on shares acquired under the 1997 Plan will begin to run on the date of exercise (i.e., the date on which all exercise requirements under the 1997 Plan have been fulfilled) of the relevant option or stock appreciation right.

      Avnet will be entitled to no federal income tax deduction in connection with the granting of options and stock appreciation rights under the 1997 Plan, but Avnet will be entitled to deductions at the times and in the amounts of recognition of ordinary income by optionees (as set forth above), unless precluded by Section 162(m).

Vote Required for Approval

      The affirmative vote of the holders of a majority of the shares of Common Stock outstanding on the record date is required for adoption of the 1997 Plan. Thus, shareholders who do not vote or who vote to abstain will in effect be voting against adoption. Brokers who hold shares of Common Stock as nominees will have discretionary authority to vote such shares if they have not received voting instructions from the beneficial owners by the tenth day before the Annual Meeting, provided that this Proxy Statement is transmitted to the beneficial owners at least fifteen (15) days before the Annual Meeting.

                               * * * * * * * * * *

      Copies of the 1997 Plan are not being submitted with this Proxy Statement but will be furnished to any shareholder upon written request made to the Corporate Secretary of Avnet at the address shown on the first page of this Proxy Statement.

      The Board of Directors recommends a vote FOR the approval of the Avnet 1997 Stock Option Plan.

                              * * * * * * * * * *

                             PROPOSAL TO APPROVE THE
             INCREASE IN NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

      The Company's Certificate of Incorporation presently authorizes the issuance of 60 million shares of Common Stock. As of October 3, 1997, the record date for the meeting, _______________ shares of Common Stock were outstanding and ______________ shares were reserved for issuance under stock option plans of the Company. The Board of Directors has adopted a resolution authorizing an amendment to the Certificate of Incorporation to increase the number of authorized shares of Common Stock from 60 million to 120 million. The three million authorized shares of preferred stock (none of which are currently issued) will remain unchanged. If the shareholders authorize such amendment, the first paragraph of Article III of the Restated Certificate of Incorporation of the Company will be amended to read as follows:

      "III. The aggregate number of shares which the Corporation shall have authority to issue shall be one hundred twenty-three million (123,000,000) shares. Three million (3,000,000) shares shall be Preferred Stock of the par value of one dollar ($1.00) per share, issuable in series, and one hundred twenty million (120,000,000) shares shall be Common Stock of the par value of one dollar ($1.00) per share. All shares of Preferred Stock shall be issued in series and shall be entitled to preference in the distribution of dividends or assets or both. The Board of Directors of the Corporation, before issuance, shall have the authority to establish and designate series of the Preferred Stock and to fix the variations in the relative rights, preferences and limitations of shares of the Preferred Stock as between such shares and shares of the Common Stock and as between shares of different series of the Preferred Stock."

      The Board believes that the increase in number of authorized shares of Common Stock is advisable because of the limited number of unissued and unreserved shares presently authorized. The additional authorized shares of Common Stock would be available for issuance from time to time as required for general corporate purposes, including stock dividends, stock splits, employee stock options and other employee benefit plans, the raising of capital, the formation of new companies, the acquisition of established businesses, and other programs to facilitate the Company's expansion and growth. No specific plans have been formulated, and there are no commitments, understandings or negotiations at this time, with respect to the issuance of additional shares of Common Stock. The advance authorization being sought by the proposed amendment would, however, allow the Board of Directors to authorize the issuance of additional shares without having to obtain further shareholder approval, unless such approval is otherwise required by law or the rules of any stock exchange on which the Common Stock is listed, or unless such approval were deemed appropriate by the Board.

      The authorization of additional shares of Common Stock will not, by itself, have any effect on the rights of holders of outstanding shares. Depending on the circumstances, the issuance of additional shares of Common Stock could affect the existing holders of shares by diluting the voting power of the outstanding shares. The Company's shareholders do not have pre-emptive rights with respect to the future issuance of securities by the Company.

Vote Required for Approval

      The affirmative vote of the holders of a majority of the shares of Common Stock outstanding on the record date is required to approve the increase in number of authorized shares of Common Stock. Thus, shareholders who do not vote or who vote to abstain will in effect be voting against adoption. Brokers who hold shares of Common Stock as nominees will have discretionary authority to vote such shares if they have not received voting instructions from the beneficial owners by the tenth day before the Annual Meeting, provided that this Proxy Statement is transmitted to the beneficial owners at least fifteen (15) days before the Annual Meeting.

      The Board of Directors recommends a vote FOR the Amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock to 120 million.

                                  * * * * * * *

                      PROPOSAL TO APPROVE ANNUAL INCENTIVE
                     COMPENSATION TERMS FOR A KEY EXECUTIVE

      The shareholders are being asked to approve the annual cash incentive compensation terms for Roy Vallee, Vice Chairman of the Board, President and Chief Operating Officer with respect to fiscal years 1999 through 2001, as set forth in the New Agreement the Company has entered into with Mr. Vallee to be effective commencing June 27, 1998 as described on pages ____ to ___. As indicated in the Compensation Committee Report on Executive Compensation, under
Section 162(m) of the Code, compensation in excess of one million dollars for any taxable year and paid to a person named in the Summary Compensation Table who was employed by the Company on the last day of the taxable year will not be deductible by the Company unless such compensation qualifies as performance-based. The cash incentive compensation payable pursuant to the New Agreement is intended to qualify as performance-based for purposes of exemption from the limitations of Section 162(m) and therefore will be paid only if approved by the shareholders at the Annual Meeting. The requirements of Section 162(m) have already been satisfied with respect to stock options and incentive stock awarded and to be awarded to Mr. Vallee under the plans described on pages ___ and ___.

Performance Criteria

      As described in detail on pages ___ to ___, the New Agreement provides for the payment to Mr. Vallee of cash incentive compensation in fixed dollar amounts based on annual earnings per share and return on capital targets.

Hypothetical Payments Based on 1997 Results

      Since payments in respect of fiscal years 1999 through 2001 will be based on Avnet's earnings per share and return on capital for each of those years, incentive compensation to be paid in the future to Mr. Vallee cannot be determined at this time. Cash incentive compensation actually paid to Mr. Vallee for Avnet's last three fiscal years is set forth under the heading "Bonus" in the Summary Compensation Table. Pursuant to the cash incentive bonus compensation terms of the New Agreement described herein, Mr. Vallee's cash bonus incentive compensation for fiscal 1997 would have been $735,000 instead of the $700,000 reported in the Summary Compensation Table.

Vote Required for Approval

      The affirmative vote of the holders of a majority of the votes cast at the Annual Meeting by the holders of shares of Common Stock is required for adoption of the incentive compensation terms for Mr. Vallee. Thus, shareholders who do not vote will not affect the outcome of the vote, while shareholders who vote to abstain will in effect be voting against adoption. Brokers who hold shares of Common Stock as nominees will have discretionary authority to vote such shares if they have not received voting instructions from the beneficial owners by the tenth day before the Annual Meeting, provided that this Proxy Statement is transmitted to the beneficial owners at least fifteen (15) days before the Annual Meeting. It is the intention of the persons named in the enclosed form of proxy to vote such proxy (unless otherwise directed by the shareholder executing such proxy) for the adoption of the incentive compensation terms.

      The Board of Directors recommends a vote FOR the cash incentive compensation terms for Mr. Vallee.

                               * * * * * * * * * *

Information as to Accounting and Auditing

      One of the purposes of the Annual Meeting is to consider and take action with respect to ratification of the appointment by Avnet's Board of Directors of Arthur Andersen LLP as independent public accountants to audit the books of Avnet for the fiscal year ending June 26, 1998. Arthur Andersen LLP has been regularly employed by Avnet since January 2, 1991 to examine its books and accounts and for other purposes. The affirmative vote of the holders of a majority of votes cast at the Annual Meeting by the holders of shares of Common Stock is required to ratify the appointment of Arthur Andersen LLP as Avnet's independent public accountants.

      Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting and will have an opportunity to make such statements as they may desire. Such representatives are expected to be available to respond to appropriate questions from shareholders.

                                     GENERAL

      Avnet's Annual Report to its Shareholders for the fiscal year ended June 27, 1997, including financial statements, was mailed commencing on September 24, 1997 to shareholders of record on September 19, 1997 and subsequently to persons who became shareholders of record up to and including the October 3, 1997 record date of the Annual Meeting.

      As of the date of this proxy statement, the Board of Directors does not know of any other matter which will come before the Annual Meeting. In the event that any other matter properly comes before the Annual Meeting, the persons named in the enclosed form of proxy intend to vote all proxies in accordance with their judgment on such matters.

      All shares represented by a valid proxy received by Avnet prior to the Annual Meeting will be voted in accordance with the directions of the shareholder executing such proxy. If no directions are given, such proxy will be voted for the election as directors of the twelve persons named above, in favor of ratification of the appointment of Arthur Andersen LLP as independent public accountants of Avnet for the current fiscal year, in favor of the amendment to Avnet's Certificate of Incorporation increasing the number of authorized shares of Common Stock to 120,000,000, in favor of the incentive compensation terms for Mr. Vallee and in favor of the adoption of the Avnet 1997 Stock Option Plan.

      The cost of soliciting proxies relating to the Annual Meeting will be borne by Avnet. Directors, officers and regular employees of Avnet may solicit proxies by telephone or personal interview without being specially compensated therefor. Georgeson & Company, Inc. has been engaged by Avnet to solicit proxies relating to the Annual Meeting, by telephone and mail, from holders of shares of Avnet's Common Stock and to perform certain other procedures relating to the solicitation of proxies. The cost of the services to be performed by Georgeson & Company, Inc. is approximately $7,500 plus out-of-pocket expenses estimated at approximately $5,000. In addition, Avnet will, upon request, reimburse brokers, dealers, banks and other nominee shareholders for their reasonable expenses for mailing copies of this proxy statement, the form of proxy and the Notice of the Annual Meeting, to the beneficial owners of such shares.

                               1998 ANNUAL MEETING

      Each year Avnet's Board of Directors confirms the date, in November or December, selected for the next Annual Meeting of Shareholders pursuant to
Section 4 of Avnet's By-Laws. While it is, of course, too early to have selected the date for the 1998 Annual Meeting, any shareholder who decides to present a proposal for action at the 1998 Annual Meeting should take note that his or her proposal must be received by Avnet on or before 5:00 PM on June 12, 1998, in order to be considered for inclusion in Avnet's Proxy Statement and form of Proxy relating to the 1998 Annual Meeting.

      Avnet will provide a copy of its Annual Report on Form 10-K for the year ended June 27, 1997, to each shareholder without charge (other than a reasonable charge for any exhibit requested) upon written request to:
      Avnet, Inc., 80 Cutter Mill Road, Great Neck, New York 11021 Attention:
      Raymond Sadowski, Chief Financial Officer.

                                       AVNET, INC.


                                       DAVID R. BIRK
                                       Secretary

Dated:  October 10, 1997


                    PLEASE SIGN, DATE AND MAIL YOUR PROXY NOW

                   AVNET, INC.--PROXY FOR 1997 ANNUAL MEETING

                      SOLICITED BY THE BOARD OF DIRECTORS


        The undersigned shareholder of AVNET, INC. (the "Company") hereby constitutes and appoints Leon Machiz and Raymond Sadowski, or either of them, as proxy of the undersigned, with full power of substitution and revocation, to vote all shares of Common Stock of the Company standing in his or her name on the books of the Company at the Annual Meeting of Shareholders to be held at The Waldorf-Astoria, 301 Park Avenue, New York, NY, on November 19, 1997, at 10:30 A.M., E.S.T. or at any adjournment thereof, with all the powers which the undersigned would possess if personally present, as designated on the reverse side.

        The undersigned hereby instructs the said proxies (i) to vote in accordance with the instructions indicated on the reverse side with respect to the election of directors, the approval and adoption of the Avnet 1997 Stock Option Plan, the approval and adoption of the Proposed Amendment to the Certificate of Incorporation of Avnet, Inc. increasing the number of authorized shares of Common Stock from 60,000,000 to 120,000,000, the approval of incentive compensation terms for a key executive, and ratification of the appointment of independent public accountants, but, if no designation is made on the reverse side, to vote for the election of twelve directors, for the Avnet 1997 Stock Option Plan, for the Proposed Amendment to the Certificate of Incorporation of Avnet, Inc., for the incentive compensation terms for a key executive, and for ratification of such appointment, and (ii) to vote in their discretion with respect to such other matters (including matters incident to the conduct of the meeting) as may properly come before the meeting.

        The undersigned hereby acknowledges receipt of the Notice and Proxy Statement dated October 10, 1997 relating to the Annual Meeting of Shareholders to be held November 19, 1997.


                  (Continued and to be signed on reverse side)

(a) ELECTION of 12 DIRECTORS to serve for the ensuing year: E. Baum, G.J. Berkman, J.V. Biggins, J.F. Caligiuri, E. Houminer, L. Machiz, S.J. Nuzzo,
    F. Salerno, D. Shaw, R. Vallee, K. Williams and F.S. Wood

                FOR ALL NOMINEES                WITHHOLD AUTHORITY
                  LISTED ABOVE              TO VOTE FOR ALL NOMINEES
         (except as noted to the contrary)         LISTED ABOVE

                      / /                               / /

    INSTRUCTIONS: To withhold authority for any individual nominee, write that nominee's name in the space provided below.

    ___________________________________________


(b) APPROVAL AND ADOPTION OF THE AVNET 1997 STOCK OPTION PLAN.

        FOR             AGAINST                 ABSTAIN

        / /             / /                      / /


(c) APPROVAL AND ADOPTION OF THE PROPOSED AMENDMENT TO THE
    CERTIFICATE OF INCORPORATION OF AVNET, INC. INCREASING THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 60,000,000 TO 120,000,000.

        FOR             AGAINST                 ABSTAIN

        / /              / /                      / /


(d) APPROVAL OF INCENTIVE COMPENSATION TERMS FOR A KEY EXECUTIVE.

        FOR             AGAINST                 ABSTAIN

        / /              / /                      / /



(e) RATIFICATION OF APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANT.

        FOR             AGAINST                 ABSTAIN

        / /              / /                      / /


(f) Transactions of such other business as may properly come before the Meeting or any adjournment hereof.





Signature should correspond with the stenciled name appearing hereon.
When signing in a fiduciary or representative capacity, give full title as such. When more than one owner, each should sign.

Dated:__________________________________ ,1997

________________________________________ (L.S.)

________________________________________ (L.S.)

Votes MUST be indicated by
(x) in Black or Blue ink.       / /

                                  AVNET, INC.

                             1997 STOCK OPTION PLAN

                                   ARTICLE I

                              PURPOSE OF THE PLAN

     The 1997 Stock Option Plan (the "Plan") is intended to advance the interests of the Company by assisting Avnet and its Subsidiaries in attracting high caliber personnel and in inducing such personnel to remain in their employ, by virtue of the additional incentive to promote the Company's success which results from the possession of options to purchase shares of Avnet's Common Stock.

                                   ARTICLE II

                                  DEFINITIONS

     The following words and phrases used herein shall, unless the context otherwise indicates, have the following meanings:

     1. "Avnet" shall mean Avnet, Inc.

     2. "Board of Directors" and "Director" shall mean, respectively, the Board of Directors of Avnet and any member thereof.

     3. "Committee" shall mean a committee charged with administering this Plan, which Committee shall be appointed by the Board of Directors, shall consist of three or more non-employee Directors, none of whom is eligible to be granted Options or Stock Appreciation Rights under this Plan, shall have authority to grant Options and Stock Appreciation Rights hereunder on such terms and subject to such conditions (not inconsistent with the terms of this Plan) as such Committee shall determine, and shall have full authority to construe this Plan, to prescribe and amend rules and regulations relating hereto, and to make all other determinations in the administration hereof.

     4. "Company" shall mean Avnet and all its Subsidiaries.

     5. "Eligible Employees" shall mean any regular full-time employee of Avnet or of any of its Subsidiaries (including any Director who is also such a regular full-time employee), and may include, in appropriate circumstances relating to the granting of Options and Stock Appreciation Rights hereunder, any person who is under consideration for employment by the Company and any person employed by a business which is then to be acquired by Avnet. The term "Eligible Employees" shall also include any person employed or retained by Avnet or any of its Subsidiaries to render services as a consultant or advisor other than services in connection with the offer or sale of securities in a capital-raising transaction.
                                      1

     6. "Fair Market Value" when used with respect to a particular date, shall mean the average of the high and low sale prices (as reported for New York Stock Exchange Composite Transactions) at which shares of the Stock shall have been sold on such date or, if such date is a date for which no trading is so reported, on the next preceding date for which trading is so reported.

     7. "Option" shall mean any option granted or held pursuant to the provisions of this Plan.

     8. "Option Agreement" shall mean the agreement evidencing any Option hereunder, including any addendum thereto relating to Stock Appreciation Rights, which agreement may be in any form prescribed or accepted by the Committee therefor.

     9. "Optionee" shall mean any person who at the time in question holds any Option which then remains unexercised in whole or in part, has not been surrendered for complete termination and has not expired or terminated, and shall include any Successor Optionee.

     10. "Plan" shall mean this stock option plan.

     11. "Stock" shall, subject to the anti-dilution provisions set forth in
Article VIII hereof, mean the Common Stock of Avnet, as presently constituted.

     12. "Stock Appreciation Right" or "SAR" shall mean any right granted under this Plan which entitles an Optionee to receive (a) shares of Stock having a Fair Market Value at the date of exercise of such SAR, or (b) cash in the amount of such Fair Market Value, or (c) a combination of shares of Stock and cash equal in the aggregate to such Fair Market Value, equivalent to all or part of the difference between the aggregate exercise price of the portion of the related Option which is being surrendered for termination and the Fair Market Value at such date of the shares of Stock for which such SAR is being exercised. A SAR may be granted by the Committee with respect to any Option simultaneously or previously granted under this Plan and, when granted, may be granted by the Committee upon such terms and subject to such conditions as the Committee may in its discretion prescribe or approve; provided that a SAR shall only be exercisable by the Optionee to whom such SAR was initially granted, shall only be exercisable during the period when Optionee is an Eligible Employee and shall not be exercisable by a Successor Optionee.

     13. "Subsidiary" shall mean any corporation 80% of the total combined voting power of all classes of capital stock of which shall at the time in question be owned by Avnet and/or any of its subsidiaries.

     14. "Successor Optionee" shall mean any person who, under the provisions of
Article V hereof, shall have acquired the right to exercise any Option by will or the laws of descent and distribution.

                                  ARTICLE III

                          SHARES RESERVED FOR THE PLAN

     1. Subject to the anti-dilution provisions set forth in Article VIII hereof, the maximum number of shares of Stock which may be delivered by Avnet pursuant to the exercise of Options and/or Stock Appreciation Rights shall be 1,000,000. At no time shall there be outstanding Options for the purchase of more than 1,000,000 shares of Stock (subject to said anti-dilution provisions) less the aggregate of the number of shares of Stock previously delivered pursuant to the exercise of Options and the number of shares of Stock previously covered by Options terminated upon surrender in connection with the exercise of Stock Appreciation Rights.

     2. The shares of Stock subjected to Options and Stock Appreciation Rights may, in the discretion of the Committee and with the consent of the Board of Directors, consist of authorized but unissued shares of Stock and/or shares of Stock held in the treasury of Avnet.

     3. If any Option shall be surrendered and terminated or for any other reason shall terminate or expire, whether in whole or in part (except for terminations in connection with exercises of Stock Appreciation Rights), the shares of Stock covered by such Option immediately prior to such termination or expiration shall thereupon be added to the shares of Stock otherwise available for subjection to Options and Stock Appreciation Rights hereunder.

                                   ARTICLE IV

                           ADMINISTRATION OF THE PLAN

     1. This Plan shall be administered by the Committee, which shall have full power to construe and interpret the Plan and to establish and amend rules and regulations for its administration.

     2. In addition to the foregoing (and without limiting the generality thereof), the Committee shall have plenary authority (subject to the provisions of Articles II, III, V and VI hereof) in its discretion to determine the time or times at which Options and/or Stock Appreciation Rights shall be granted, the Eligible Employees to whom Options and/or Stock Appreciation Rights shall be granted and the number of shares of Stock to be covered by each such Option and/or Stock Appreciation Right. The granting of Options and/or Stock Appreciation Rights by the Committee shall be entirely discretionary; the terms and conditions (not inconsistent with this Plan) prescribed or approved for any Option Agreement shall similarly be within the discretion of the Committee; and nothing in this Plan shall be deemed to give any Eligible Employee any right to receive Options and/or Stock Appreciation Rights.

     3. The Committee is also specifically authorized, in the event of a public solicitation, by any person, firm or corporation other than Avnet, of tenders of 50% or more of the then outstanding Stock (known conventionally as a "tender offer"), to accelerate exercisability of any or all Options and any or all of the related Stock Appreciation Rights held by Optionees then employed as an Eligible Employee, so that such Options and Stock Appreciation Rights will immediately become exercisable in full; provided that such accelerated exercisability shall continue in effect only until expiration, termination or withdrawal of such "tender offer", whereupon such Options and related Stock Appreciation Rights will be (and continue thereafter to be) exercisable only to the extent that they would have been exercisable if no such acceleration of exercisability had been authorized.

     4. A majority of the members of the Committee (but not less than two) shall constitute a quorum, and all acts, decisions or determinations of the Committee shall be by majority vote of such of its members as shall be present at a meeting duly held at which a quorum is so present. Any act, decision, or determination of the Committee reduced to writing and signed by a majority of its members (but not less than two) shall be fully effective as if it had been made, taken or done by vote of such majority at a meeting duly called and held.

     5. The Committee shall deliver a report to the Board of Directors with reasonable promptness following the taking of any action(s) in the administration of this Plan, which report shall set forth in full the action(s) so taken. The Committee shall also file such other reports and make such other information available as may from time to time be prescribed by the Board of Directors.

                                   ARTICLE V

                       AWARD AND MODIFICATION OF OPTIONS

     1. Options may be granted by the Committee to Eligible Employees from time to time in its discretion prior to November 19, 2007 or the earlier termination of the Plan as provided in Article IX.

     2. During the period when any Option is outstanding, the Committee may, for such consideration (if any) as may be deemed adequate by it and with the prior consent of the Optionee, modify the terms of such Option, including the purchase price, with respect to the unexercised portion thereof.

     3. The purchase price per share of Stock upon the exercise of each Option shall be no less than 85% of the Fair Market Value of the Stock at the date of the granting thereof; provided, however, (i) that the purchase price per share of Stock shall in no event be less than the par value per share of the Stock and
(ii) options whose purchase price per share on exercise is less than 100% of the Fair Market Value at the date of the granting thereof may be granted only in lieu of a reasonable amount of cash compensation.

     4. Subject to the specific authority bestowed upon the Committee in Article IV, paragraph 3 hereof, (i) no Option shall be exercisable to any extent until the first anniversary of the date of the granting thereof, (ii) thereafter, each Option shall be exercisable with respect to 25% of the total number of shares of Stock subject thereto and (iii) upon each succeeding anniversary date of the date of grant, each Option will become exercisable on a cumulative basis with respect to an additional 25% of the shares subject thereto. To the extent that any Option shall have become exercisable as provided in the preceding sentence, such Option may thereafter be exercised by the Optionee in whole at any time or in part from time to time prior to the surrender for termination, expiration or other termination of such Option. Each Option shall expire and cease to be exercisable after the day prior to the tenth anniversary of the date of granting thereof.

     5. The aggregate number of shares of Stock under any Option or Options granted hereunder to any Optionee in any calendar year may not exceed 150,000.

     6. No Option shall be assignable or transferable by an Optionee except in the event of the death of such Optionee, nor shall any Option be exercisable during the lifetime of the Optionee except by such Optionee. Subject to the provisions of paragraph 8 below, in the event of death, while in the employ of the Company, of any Optionee to whom an Option was originally granted, such option shall remain exercisable (unless such Option shall sooner be surrendered or expire) for one year after the date of death of such original Optionee, but only (a) by the person or persons to whom the right to exercise such Option shall have passed by will or the laws of descent and distribution, and (b) if and to the extent that such Option shall have been exercisable by such original Optionee at such date of death. At the end of the aforesaid period, such Option (unless it shall sooner have been surrendered for termination or have expired) shall terminate and cease to be exercisable.

     7. In the event that any Optionee to whom an Option was originally granted shall cease to be employed with the Company for any reason other than death, disability, retirement or other reasons determined by the Committee in its sole discretion, each Option theretofore granted to such Optionee shall forthwith upon such cessation of employment terminate and cease to be exercisable. Subject to the provisions of paragraph 8 below, in the event that any Optionee to whom an Option was originally granted shall cease to be employed by the Company due to disability, retirement or other reasons determined by the Committee in its sole discretion, each Option theretofore granted to such Optionee shall remain exercisable for three months after the date of such cessation of employment, but only (a) by such original Optionee or by the person or persons to whom the right to exercise such Option shall have passed by will or the laws of descent and distribution, and (b) if and to the extent that such Option was exercisable by such original Optionee at such date of cessation of employment. At the end of the aforesaid period, such Option (unless it shall sooner have been surrendered for termination or have expired) shall terminate and cease to be exercisable.

     8. Notwithstanding the provisions of the second sentence of paragraph 6 and the second sentence of paragraph 7 above, (a) no Option shall in any event be exercisable after the day prior to the tenth anniversary of the date of the granting thereof, and (b) any Option for which accelerated exercisability, authorized by the Committee pursuant to Article IV, paragraph 3 hereof, was in effect at the date of the original Optionee's death or at the date of termination of the Optionee's employment due to disability, retirement or otherwise as may be determined by the Committee in its sole discretion, as the case may be, shall be subject to the proviso to Article IV, paragraph 3.

                                   ARTICLE VI

                           STOCK APPRECIATION RIGHTS

     1. Stock Appreciation Rights may be granted to Optionees in the discretion of the Committee upon such terms and conditions as the Committee may prescribe. Each SAR shall be granted in connection with and shall relate to all or part of a specific Option simultaneously or previously granted under the Plan. In the discretion of the Committee, an SAR may be granted at any time prior to the exercise, expiration or termination of the option related thereto, and may be modified at any time the related Option is modified.

     2. Upon exercise of a Stock Appreciation Right, the Optionee shall be entitled to receive (a) shares of Stock having a Fair Market Value at the date of exercise, or (b) cash in the amount of such Fair Market Value, or (c) a combination of shares of Stock and cash equal in the aggregate to such Fair Market Value, equivalent to all or part of the difference between the aggregate exercise price of the portion of the related Option which is being surrendered for termination and the Fair Market Value at such date of the shares of Avnet's Common Stock for which such SAR is being exercised.

     3. Each Stock Appreciation Right shall be exercisable on such dates or during such periods as may be determined by the Committee, provided that no SAR shall be exercisable at a time when the Option related thereto could not be exercised nor may it be exercised with respect to a number of shares in excess of the number for which such Option could then be exercised.

     4. A Stock Appreciation Right may be exercised only upon surrender by the Optionee, for termination, of the portion of the related Option which is then exercisable to purchase the number of shares for which the Stock Appreciation Right is being exercised. Shares covered by the terminated Option or portion thereof shall not be available for subjection to other Options under the Plan.

     5. The Committee may impose any other conditions upon the exercise of Stock Appreciation Rights, which conditions may include a condition that any particular SARs or any class of SARs may only be exercised in accordance with rules adopted by the Committee from time to time. Such rules may govern the right to exercise SARs granted prior to the adoption or amendment of such rules as well as SARs granted thereafter.

     6. The Committee may at any time amend, terminate or suspend any Stock Appreciation Right theretofore granted under this Plan, provided that the terms of any SAR after any amendment shall conform to the provisions of the Plan. Each SAR shall terminate and cease to be exercisable upon the termination (other than a termination required in connection with exercise of the SAR) or expiration of the Option related thereto.

                                  ARTICLE VII

                        ADDITIONAL TERMS AND PROVISIONS

     1. The Committee shall, promptly after the granting of any Option or Stock Appreciation Right to an Eligible Employee or the modification of any outstanding Option or SAR, cause such Eligible Employee or the Optionee to be notified of such action and shall cause Avnet to deliver to such Eligible Employee an Option Agreement (which Option Agreement is to be signed on behalf of Avnet by an officer of Avnet with appropriate authorization therefor) evidencing the Option so granted or modified and the terms and conditions thereof and including (when appropriate) an addendum evidencing the SAR so granted or modified and the terms and conditions thereof.

     2. The date on which the Committee approves the granting of any Option or Stock Appreciation Right, or approves the modification of any outstanding Option or SAR, shall be deemed the date on which such Option or SAR is granted or modified, regardless of the date on which the Option Agreement evidencing the same is executed.

     3. To the extent that any Option or Stock Appreciation Right shall have become exercisable as provided in Article V or Article VI above, such Option or SAR may be exercised by the Optionee at any time and from time to time by written notice to Avnet stating the number of shares of Stock with respect to which such Option or SAR is being exercised, accompanied (as to an Option exercise) by payment in full therefor as prescribed below and (as to an SAR exercise) by an instrument effecting surrender for termination of the relevant portion of the Option related thereto. As soon as practicable after receipt of such notice, Avnet shall, without requiring payment of any transfer or issue tax by the Optionee, deliver to the Optionee, at the principal office of Avnet (or such other place as Avnet may designate), a certificate or certificates representing the shares of Stock acquired upon such exercise; provided, however, that the date for any such delivery may be postponed by Avnet for such period as it may require, in the exercise of reasonable diligence (a) to register the shares of Stock so purchased (together with any part or all of the balance of the shares of Stock which may be delivered pursuant to the exercise of Options and/or Stock Appreciation Rights) under the Securities Act of 1933, as amended, and/or to obtain the opinions of counsel referred to in clauses (B) and (E) of paragraph 7 below, and (b) to comply with the applicable listing requirements of any national securities exchange or with any other requirements of law. If any Optionee shall fail to accept delivery of all or any part of the shares of Stock with respect to which such Option or SAR is being exercised, upon tender thereof, the right of such Optionee to exercise such Option and the related SAR, or to exercise such SAR and the related Option, with respect to such unaccepted shares may, in the discretion of the Committee, be terminated. For purposes of this paragraph 3, payment upon exercise of an Option may be made (i) by check (certified, if so required by Avnet) in the amount of the aggregate exercise price of the portion of the Option being exercised, or (ii) in the form of certificates representing shares of Stock (duly endorsed or accompanied by appropriate stock powers, in either case with signature guaranteed if so required by Avnet) having a Fair Market Value, at the date of receipt by Avnet of such certificates and the notice above mentioned, equal to or in excess of such aggregate exercise price, or (iii) by a combination of check and certificates for shares of Stock.

     4. Notwithstanding paragraph 3 of this Article VII, upon each exercise of an Option, the Optionee shall pay to Avnet an amount required to be withheld under applicable income tax laws in connection with such exercise. An Optionee whose transactions in Common Stock are subject to the provisions of Section 16(b) of the Securities Exchange Act of 1934 (the "Act") may, in the discretion of the Committee and subject to any rules as the Committee may adopt, elect to satisfy such obligation, in whole or in part, by electing to have Avnet withhold shares of Stock having a Fair Market Value equal to the amount required to be so withheld (an "Election"). The Fair Market Value of a share of Stock shall be the Fair Market Value on the date that the amount to be withheld is determined (the "Tax Date"). An Optionee shall pay Avnet in cash for any fractional share that would otherwise be required to be withheld. Each Election with respect to the exercise of an Option shall be subject to the following restrictions:

          (A) The Election must be made on or prior to the Tax Date;

          (B) The Election shall be irrevocable;

          (C) The Election is subject to the disapproval of the Committee;

          (D) An Election by an Optionee may not be made within six months of the grant of the Option with respect to which such Election is made; provided, however that this restriction shall not apply in the event that the Optionee shall die or become disabled prior to the expiration of such six-month period; and

     5. The Plan shall not confer upon any Eligible Employee or upon any Optionee any right with respect to continuance of employment by the Company, nor shall it interfere in any way with his or her right, or the Company's right, to terminate his or her employment at any time.

     6. No Optionee shall acquire or have any rights as a shareholder of Avnet by virtue of any Option or any SAR until the certificates representing shares of Stock issued pursuant to the exercise of such Option or SAR are delivered to such Optionee in accordance with the terms of the Plan, but the rights as a shareholder of record as of the date of giving notice of the exercise of such Option or SAR and making delivery to Avnet of the funds, certificates and/or other instruments as provided in paragraph 3 above.

     7. While it is Avnet's present intention to register under the Securities Act of 1933, as amended, the shares of Stock which may be delivered pursuant to the exercise of Options and/or Stock Appreciation Rights granted under the Plan, nevertheless, any provisions in this Plan to the contrary notwithstanding, Avnet shall not be obligated to sell or deliver any shares of Stock pursuant to the exercise of any Option or any SAR unless (A) (i) such shares have at the time of such exercise been registered under the Securities Act of 1933, as amended, (ii) no stop order suspending the effectiveness of such registration statement has been issued and no proceedings therefor have been instituted or threatened under said Act, and (iii) there is available at the time of such exercise a prospectus containing certified financial statements and other information meeting the requirements of Section 10(a)(3) of said Act, or (B) Avnet shall have received from its counsel an opinion that registration of such shares under said Act is not required, (C) such shares are at the same time of such exercise, or upon official notice of issuance will be, listed on each national securities exchange on which the Stock is then listed, (D) the prior approval of such sale has been obtained from any State regulatory body having jurisdiction (but nothing herein contained shall be deemed to require Avnet to register or qualify as a foreign corporation in any State nor, except as to any matter or transaction relating to the sale or delivery of such shares, to consent to service of process in any State), and (E) Avnet shall have received an opinion from its counsel with respect to compliance with the matters set forth in clauses (A), (C), and (D) above.

                                  ARTICLE VIII

                   ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

     1. In the event that the Stock shall be split up, divided or otherwise reclassified into or exchanged for a greater or lesser number of shares of Stock or into shares of Common Stock and/or any other securities of Avnet by reason of recapitalization, reclassification, stock split or reverse split, combination of shares or other reorganization, the term "Stock" as used herein shall thereafter mean the number and kind of shares or other securities into which the Stock shall have been so split up, divided or otherwise reclassified or for which the Stock shall have been so exchanged; and the remaining number of shares of Stock which may, in the aggregate, thereafter be delivered pursuant to the exercise of Options and/or Stock Appreciation Rights (as specified in paragraph 1 of Article III hereof) and the remaining number of shares of Stock which may thereafter be delivered pursuant to the exercise of any Options and/or Stock Appreciation Rights then outstanding shall be correspondingly adjusted. In the event that any dividend payable in shares of Stock is paid to the holders of outstanding shares of Stock, the remaining number of shares of Stock which may, in the aggregate, thereafter be delivered pursuant to the exercise of Options and/or Stock Appreciation Rights (as specified in paragraph 1 of Article III hereof) and the remaining number of shares of Stock which may thereafter be delivered pursuant to the exercise of any Options and/or Stock Appreciation Rights then outstanding shall be increased by the percentage which the number of shares of Stock so paid as a dividend bears to the total number of shares of Stock outstanding immediately prior to the payment of such dividend.

     2. In the event that the Stock shall be split up, divided or otherwise reclassified or exchanged as provided in the preceding paragraph, the purchase price per share of Stock upon exercise of outstanding Options shall be correspondingly adjusted.

     3. Anything in this Article VIII to the contrary notwithstanding, in the event that, upon any adjustment made in accordance with paragraph 1 above, the remaining number of shares of Stock which may thereafter be delivered pursuant to the exercise of any Option or Stock Appreciation Right then outstanding shall include a fractional share of Stock, such fractional share of Stock shall be disregarded for all purposes of the Plan and the Optionee holding such Option or SAR shall become entitled neither to purchase the same nor to receive cash or scrip in payment therefor or in lieu thereof.

                                   ARTICLE IX

                      AMENDMENT OR TERMINATION OF THE PLAN

     The Board of Directors may amend the Plan from time to time as the Board may deem advisable and in the best interests of Avnet and may terminate the Plan at any time (except as to Options and Stock Appreciation Rights then outstanding hereunder); provided, however, that unless approved by the affirmative vote of a majority of the votes cast at a meeting of the shareholders of Avnet duly called and held for that purpose, no amendment to the Plan shall be adopted which shall (a) affect the composition or functioning of the Committee, (b) increase the aggregate number of shares of Stock which may be delivered pursuant to the exercise of Options and SARs, (c) decrease the minimum purchase price per share of Stock (in relation to the Fair Market Value thereof at the respective dates of grant) upon the exercise of Options, or (d) extend the ten year maximum period within which an Option is exercisable or to the extent to which an SAR is exercisable, or the termination date of the Plan.